UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 17, 2004

Date of Report (Date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 278-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

SAFLINK Corporation has entered into a subcontract with BearingPoint, Inc. (BearingPoint) to provide biometric subject matter expertise, consulting services and key software and hardware components for the Transportation Security Administration’s Transportation Worker Identification Credential (TWIC) program. This is the third phase of a program to enhance security, commerce and privacy at seaports, airports, rail, pipeline, trucking and mass transit facilities by creating a nationwide credential system that will help prevent unauthorized persons from gaining access to secure areas.

Specifically, on this phase of the program, SAFLINK is expected to provide: biometric expertise; the biometric middleware for computer terminals; the physical access hardware and firmware for doorways and physical access points; the smart card middleware; and consulting services. The current phase of the program is expected to involve up to 200,000 workers from maritime, rail, aviation and ground modes of transportation at 34 sites in six states.

The subcontract covers products and services previously provided to BearingPoint under purchase orders, disclosed in an 8-K filed on November 1, 2004 with the Securities and Exchange Commission, as well as future purchase orders and task orders the Company expects to receive, in connection with the TWIC program, over the next four to six months. SAFLINK expects these purchase or task orders to be material to its business.

This current report on Form 8-K contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. The Company has depended on a limited number of customers for a substantial percentage of its revenue, and due to the non-recurring nature of these sales, the Company’s revenue in any quarter may not be indicative of future revenue. In addition, results may differ as a result of risks and uncertainties associated with the company’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the security market, and in its annual report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

November 18, 2004	By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright President and Chief Executive Officer

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